FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utilities
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations continue. See Instruction 1(b)									OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses)
1. Name and Address of Reporting Person Lindner Carl H.	2. Issuer Name and Ticker or Trading Symbol AMERICAN FINANCIAL GROUP, INC. (AFG)							6. Relationship of Reporting Person to Issuer (Check all applicable)
(Last) (First) (Middle) One East Fourth Street	3. IRS Identification, Number of Reporting Person, if an entity (Voluntary)				4. Statement for Month/Day/Year February 24, 2003			X Director	10% Owner
								X Officer (give title below)	Other (specify below)
(Street) Cincinnati, Ohio 45202					5. If Amendment, Date of Original (Month/Day/Year)			Chairman of the Board & Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
 X Form filed by One Reporting Person
    Form filed by More than One Reporting PersonForm filed by One Reporting Person
    Form filed by More than One Reporting Person

(City) (State) (Zip)	Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date	2A. Deemed Execution Date, if any	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3,4 and 5)			5. Amount of Securities Beneficially Owned	6. Owner- ship Form: Direct	7. Nature of In- Direct Bene-
	(Month/ Day/ Year)	(Month/ Day/ Year)	Code	V	Amount	(A) or (D)	Price	Following Reported Transactions (Instr. 3 and 4)	(D) or Indirect (I) (Instr. 4)	Ficial Owner- ship (Instr. 4)
Common Stock								-0-	D
Common Stock	2/24/03		P		27,000	A	$18.464	3,544,222.77	I	#1
Common Stock								4,073,443.79	I	#2
Common Stock								-0-	I	#5
Common Stock								2,682,361.56	I	#6
Common Stock								-0-	I	#7
Common Stock								537,779	I	#8

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Over *If the form is filed by more than one reporting person, see Instruction 4(b)(v)

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FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or| Exercise Price of Deriv- ative	3. Trans- action Date	3A Deemed Execution Date, if any	4. Transac- tion Code (Instr. 8)	5. Number of Deriv- ative Securities Ac- quired (A) or Dis- posed of (D) (Instr. 3, 4 and 5)			6. Date Exercisable and Expiration Date (Month//Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Deriv- ative ecuri- ty	9. Number of Deriv- ative Secur- ities Bene-	10. Owner- ship Form of De- rivative Secur	11. Nature of In- direct Bene- ficial Owner-
	Security	(Month/ Day/ Year)	(Month/ Day/ Year)					Date	Expiration		Amount or	(Instr. 5)	icially Owned at End of	Ity Direct (D) or Indi-	Ship (Instr. 4)
				Code	V	(A)	(D)	Exercisable	Date	Title	Number of Shares		Month (Instr. 4)	rect (I) (Instr. 4)

Explanation of Responses:
Indirect #1   By Carl H. Lindner Jr., et al, Trustees for the Carl H. Lindner Amended and Restated Family Trust dated 12-23-83.
Indirect #2   By Edyth B. Lindner, Spouse.
Indirect #5   By Joseph A. Pedeto, Trustee of the Edyth B. Lindner 1996-1 Qualified Annuity Trust U/A dated 11/6/96.
Indirect #6   By Lou Ann Flint, Trustee of the Edyth B. Lindner 2002-2 Qualified Annuity Trust U/A dated 8/19/02.
Indirect #7   By Joseph A. Pedeto, Trustee of the Edyth B. Lindner 1999-1 Qualified Annuity Trust U/A dated 12/22/99.
Indirect #8   Indiana Premier Fund, LLC, a limited liability company directly or indirectly wholly-owned by the Reporting Person.

**Intentional misstatements or omissions of facts constitute Federal Criminal violations	Karl J. Grafe ________ February 25, 2003
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)	** Signature of Reporting Person Date
Carl H. Lindner
Note: File three copies of this Form, one of which must be manually signed	By: Karl J. Grafe, as attorney-in-fact
If space provided is insufficient, see Instruction 6 for procedure	Page 2 SEC 1474 (9-02)